EXHIBIT 23.3

18 March 2005

Michael Shirer

Corporate Communications Manager

IDC

5 Speen Street

Framingham, MA 01701

Colette LaForce

Vice President of Marketing

Rackable Systems

1933 Milmont Drive

Milpitas, California 95035

Dear Colette,

In response your request to include IDC data in an S-1 filing for Rackable Systems, IDC has approved the use of a number of references from the following sources:

Worldwide Disk Storage System 2004-2008 Forecast Update: Midyear Update

Dave Reinsel, Brad Nisbet, Natalya Yezhkova

Nov 2004 – IDC Doc # 32225

Worldwide and U.S. Server 2004-2008 Forecast Update: 1H04

Stephen L. Josselyn, Alan Freedman, Greg Ambrose, Thomas Meyer, Roman Maceška,

Rajnish Arora, Masahiro Nakamura, Lloyd Cohen, John Humphreys, Jessica Yang, Lidice

Fernandez Fernandez, Nathaniel Martinez

Nov 2004 – IDC Doc # 32034

Worldwide Disk Storage Systems 2004-2008 Forecast and Analysis:

Conservatism Persists, But Opportunities Abound

Brad Nisbet, Dave Reinsel, Natalya Yezhkova

Aug 2004 – IDC Doc # 31663

Worldwide Blade Server 2004-2008 Forecast and 2003 Vendor Shares

Jessica Yang, Mark Melenovsky

Apr 2004 – IDC Doc # 31044

All these data references were reviewed and approved by an IDC vice president, per our normal citation guidelines.

Please let me know if you have any questions or need any further assistance from me. Thank you for your business.

Best Regards,

/s/ Michael Shirer

Michael Shirer

Corporate Communications Manager

IDC